Myriad Genetics Announces New $90 Million Asset-Based Credit Facility SALT LAKE CITY, July 6, 2023 –Myriad Genetics, Inc., (NASDAQ: MYGN), a leader in genetic testing and precision medicine, today announced that it has established a new $90 million asset-based credit facility (the “ABL Facility”) with JPMorgan Chase Bank, N.A. as administrative agent and issuing bank, and the other lender parties thereto consisting of Wells Fargo Bank, N.A. and Bank of America, N.A. The ABL Facility includes an option to increase the maximum principal amount by up to $25 million for a total of $115 million. “This new ABL Facility will provide additional financial flexibility to support Myriad Genetics’ growth strategy,” commented Paul Diaz, President and Chief Executive Officer. The ABL Facility replaces the Company’s previous credit facility and matures on June 30, 2026. The ABL Facility is secured by substantially all of the assets of Myriad Genetics and its subsidiaries. Additional details on the ABL Facility, including the interest rate on loans under the ABL Facility, are included in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2023. About Myriad Genetics Myriad Genetics is a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad develops and offers genetic tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where genetic insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com. Safe Harbor Statement This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including that the ABL Facility will provide additional financial flexibility to support Myriad Genetics’ growth strategy. These “forward-looking statements” are management’s expectations of future events as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. Such factors include those risks described in the Media Contact: Glenn Farrell (385) 318-3718 PR@myriad.com Investor Contact: Matt Scalo (801) 584-3532 IR@myriad.com company’s filings with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 1, 2023, as well as any updates to those risk factors filed from time to time in the company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward- looking statements, whether as a result of new information, future events or otherwise except as required by law.